CERTIFICATE OF LIMITED PARTNERSHIP

OF

MORGAN STANLEY MANAGED FUTURES LV, L.P.

This Certificate of Limited Partnership of Morgan Stanley Managed Futures LV, L.P., dated February 22, 2007, is being duly executed and filed by Demeter Management Corporation, a Delaware corporation, as the sole general partner, under the Delaware Revised Uniform Limited Partnership Act (6 Del C. §17-101, et seq) (the “Act”).

1. The name of the limited partnership is Morgan Stanley Managed Futures LV, L.P. (the “Partnership”).

2. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. The address of the principal office of the Partnership is c/o Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017.

5. The name and mailing and street address of the business of the sole general partner is as follows:

Name	Street and Mailing Address
Demeter Management Corporation	330 Madison Avenue, 8th Floor New York, New York 10017

6. The Partnership may establish one or more designated series of limited partners, general partners or partnership interests. Pursuant to Section 17-218 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or general partner shall be enforceable only against the assets of such series or a general partner associated with such series and not against the assets of the limited partnership generally, any other series thereof, or any general partner not associated with such series, and, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited partnership generally or any other series thereof shall be enforceable against the assets of such series or a general partner associated with such series.

[Signature on following page]

DEMETER MANAGEMENT CORPORATION, the general partner

By:	/s/ Walter Davis
Walter Davis
President